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                                                                Exhibit 23.9


                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement No. 33-63139 on Form S-3 of TCI Communications, Inc. of our report dated February 14, 1996, relating to the combined balance sheets of VII Cable as of December 31, 1995 and 1994, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1995 which appear in the Current Report on Form 8-K of TCI Communications, Inc. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP
150 Almaden Boulevard
San Jose, California
September 6, 1996